                                                                     Exhibit 2.1

================================================================================


                           STOCK ACQUISITION AGREEMENT


                                     among:


                            ACTIVE VOICE CORPORATION,
                            a Washington corporation;


                                 PHONESOFT INC.,
                            a California corporation;


                                       and


             JOHN WIRFEL, JOHN COOK, DANELLE PROCTOR and JOSEPH DOHN


                               -----------------

                          Dated as of January 28, 2000

                               -----------------


================================================================================

                                TABLE OF CONTENTS

                                                                                             PAGE
SECTION 1. ACQUISITION OF PHONESOFT SHARES; RELATED TRANSACTIONS..............................1

         1.1      Acquisition of PhoneSoft Shares.............................................1

         1.2      Consideration...............................................................1

         1.3      Closing.....................................................................2

         1.4      Tax Consequences............................................................3

         1.5      Accounting Treatment........................................................3

SECTION 2. REPRESENTATIONS AND WARRANTIES OF PHONESOFT AND JOHN WIRFEL........................3

         2.1      Due Organization; No Subsidiaries; Etc......................................3

         2.2      Certificate of Incorporation and Bylaws; Records............................4

         2.3      Capitalization, Etc.........................................................4

         2.4      Financial Statements........................................................5

         2.5      Absence of Changes..........................................................5

         2.6      Title to Assets.............................................................7

         2.7      Bank Accounts...............................................................7

         2.8      Receivables.................................................................8

         2.9      Proprietary Assets..........................................................8

         2.10     Contracts...................................................................9

         2.11     Liabilities................................................................10

         2.12     Compliance With Legal Requirements.........................................10

         2.13     Tax Matters................................................................11

         2.14     Benefit Plans..............................................................11

         2.15     Related Party Transactions.................................................11

         2.16     Proceedings; Orders........................................................12

         2.17     Authority; Binding Nature of Agreements....................................12

         2.18     Non-Contravention; Consents................................................12

         2.19     Brokers....................................................................13

         2.20     Full Disclosure............................................................13

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS....................................14

         3.1      Authority; Binding Nature of Agreements....................................14

                                                  i.

         3.2      Shareholder................................................................14

         3.3      Investment Representations.................................................14

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................15

         4.1      Acquisition of PhoneSoft Shares............................................15

         4.2      Authority; Binding Nature of Agreement.....................................15

         4.3      Active Voice Shares........................................................16

SECTION 5. PRE-CLOSING COVENANTS OF PHONESOFT AND SHAREHOLDERS...............................16

         5.1      Access and Investigation...................................................16

         5.2      Conduct of Business........................................................16

         5.3      No Negotiation.............................................................17

         5.4      Best Efforts...............................................................17

         5.5      Confidentiality............................................................17

SECTION 6. PRE-CLOSING COVENANTS OF ACTIVE VOICE.............................................18

         6.1      Best Efforts...............................................................18

SECTION 7. CONDITIONS PRECEDENT TO ACTIVE VOICE'S OBLIGATION TO CLOSE........................18

         7.1      Satisfactory Completion of Pre-Acquisition Review..........................18

         7.2      Accuracy of Representations................................................18

         7.3      Performance of Obligations.................................................18

         7.4      Approval of Active Voice's Board of Directors..............................18

         7.5      No Adverse Change..........................................................18

         7.6      Additional Documents.......................................................18

         7.7      No Proceedings.............................................................19

         7.8      No Claim Regarding Stock Ownership or Sale Proceeds........................19

         7.9      No Prohibition.............................................................19

         7.10     Exercise of Options........................................................19

SECTION 8. CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATION TO CLOSE.........................19

         8.1      Accuracy of Representations................................................19

         8.2      Purchaser's Performance....................................................19

         8.3      No Injunction..............................................................19

                                                  ii.

SECTION 9. TERMINATION.......................................................................20

         9.1      Termination Events.........................................................20

         9.2      Termination Procedures.....................................................20

         9.3      Effect of Termination......................................................20

         9.4      Nonexclusivity of Termination Rights.......................................21

SECTION 10. INDEMNIFICATION AND RELATED MATTERS..............................................21

         10.1     Survival of Representations, Etc...........................................21

         10.2     Indemnification by Shareholders............................................22

         10.3     Setoff.....................................................................22

         10.4     Exclusive Remedy...........................................................22

         10.5     No Contribution............................................................23

         10.6     Interest...................................................................23

         10.7     Defense of Third Party Claims..............................................23

         10.8     Exercise of Remedies by Indemnitees Other Than Purchaser...................24

SECTION 11. MISCELLANEOUS PROVISIONS.........................................................24

         11.1     Shareholders' Agent........................................................24

         11.2     Further Assurances.........................................................25

         11.3     Fees and Expenses..........................................................25

         11.4     Attorneys' Fees............................................................26

         11.5     Notices....................................................................27

         11.6     Publicity..................................................................28

         11.7     Time of the Essence........................................................28

         11.8     Headings...................................................................28

         11.9     Counterparts...............................................................28

         11.10    Governing Law; Venue.......................................................28

         11.11    Successors and Assigns.....................................................29

         11.12    Remedies Cumulative; Specific Performance..................................29

         11.13    Waiver.....................................................................29

         11.14    Amendments.................................................................30



                                                  iii.

         11.15    Severability...............................................................30

         11.16    Parties in Interest........................................................30

         11.17    Entire Agreement...........................................................30

         11.18    Construction...............................................................30

         11.19    Restrictions on Transfer...................................................31


EXHIBITS

EXHIBIT A:     Certain Definitions

EXHIBIT B:     Form of Noncompetition Agreement

EXHIBIT C:     Form of Employment Agreement

EXHIBIT D:     Form of General Release

EXHIBIT E:     Form of opinion letter from Best Best Krieger LLP

                                                  iv.

                                                                     Exhibit 2.1

                           STOCK ACQUISITION AGREEMENT

         THIS STOCK ACQUISITION AGREEMENT is entered into as of January 28, 2000 by and among ACTIVE VOICE CORPORATION, a Washington corporation ("Active Voice"), PHONESOFT INC., a California corporation ("PhoneSoft"), and the following parties (the "Shareholders"): JOHN WIRFEL, JOHN COOK, DANELLE PROCTOR and JOSEPH DOHN, as trustee of the Joseph B. Dohn Trust dated June 28, 1996. Certain capitalized terms used in this Agreement are defined on EXHIBIT A.

                                    RECITALS

         A. The Shareholders own 100,000 shares and options to purchase an additional 32,438 shares of the common stock of PhoneSoft (the "PhoneSoft Shares"), which constitute all of the outstanding securities of PhoneSoft.

         B. The Shareholders wish to sell the PhoneSoft Shares to Active Voice on the terms set forth in this Agreement.

                                    AGREEMENT

         Active Voice, PhoneSoft and the Shareholders, intending to be legally bound, agree as follows:

SECTION 1. ACQUISITION OF PHONESOFT SHARES; RELATED TRANSACTIONS

         1.1 ACQUISITION OF PHONESOFT SHARES. At the Closing, the Shareholders shall sell, assign, transfer and deliver the PhoneSoft Shares to Active Voice, and Active Voice shall acquire the PhoneSoft Shares from the Shareholders, on the terms and subject to the conditions set forth in this Agreement.

         1.2 CONSIDERATION. Active Voice shall acquire the PhoneSoft shares in exchange for 85,083 shares of the common stock of Active Voice, appropriately adjusted for the stock split described below (the "Exchange Shares"). Active Voice shall issue 90% of the Exchange Shares to the Shareholders at the Closing, in the following proportions (subject to adjustment for the stock split):

               John Wirfel                  66,031 shares        (86.23%)
               John Cook                     9,962 shares        (13.01%)
               Danelle Proctor                 291 shares         (0.38%)
               Joseph Dohn (trustee)           291 shares         (0.38%)

Subject to the right of set-off provided for in Section 10.3, Active Voice shall issue the balance of the Exchange Shares (the "Holdback Shares") to the Shareholders on the date which is thirty (30) days after the publication of the combined financial statements of PhoneSoft and Active Voice, but in no event later than one (1) year from the Closing Date (the "Holdback Termination Date"). Active Voice has announced a two-for-one stock split that is scheduled to become effective on March 8, 2000. In the event the Closing occurs after the effective date of the stock split, then the number of Exchange shares shall be increased by a factor of two.

         1.3   CLOSING

               (a) The closing of the sale of the PhoneSoft Shares to Active Voice (the "Closing") shall take place at the offices of Active Voice at 10:00 a.m. on February 29, 2000 (or at such other place or time as Active Voice and the Agent may jointly designate). For purposes of this Agreement:
"Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.3(a); and "Closing Date" shall mean the time and date as of which the Closing actually takes place.

               (b) At the Closing:

                         (i) the Shareholders shall deliver to Active Voice
the stock certificates representing the PhoneSoft Shares, duly endorsed (or accompanied by duly executed stock powers), and Active Voice shall issue 76,575 of the Exchange Shares to the Shareholders as contemplated by Section 1.2;

                         (ii) John Wirfel and John Cook shall execute and
deliver to Active Voice and PhoneSoft a Noncompetition Agreement in the form of EXHIBIT B;

                         (iii) John Wirfel and Active Voice shall execute and
deliver an Employment Agreement in the form of EXHIBIT C-1;

                         (iv) John Cook and Active Voice shall execute and
deliver an Employment Agreement in the form of EXHIBIT C-2;

                         (v) Danelle Proctor and Active Voice shall execute
and deliver an Employment Agreement in the form of EXHIBIT C-3;

                         (vi) the Shareholders shall execute and deliver to
Active Voice and PhoneSoft a General Release in the form of EXHIBIT D;

                         (vii) John Wirfel shall execute and deliver to
Active Voice and PhoneSoft a certificate (the "Closing Certificate") stating that (A) each of the representations and warranties made by PhoneSoft and John Wirfel in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by PhoneSoft and John Wirfel in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that PhoneSoft and the Shareholders are required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 7.5, 7.7, 7.8, 7.9 and 7.10 has been satisfied in all respects; and

                         (viii) the Shareholders shall resign from their
positions as directors and officers of PhoneSoft.


                                        2.

         1.4 TAX CONSEQUENCES. For federal income tax purposes, the Transaction is intended to constitute a reorganization within the meaning of
Section 368(a)(1)(B) of the Code.

         1.5 ACCOUNTING TREATMENT. For accounting purposes, the Transaction is intended to be treated as a "pooling of interests." In that connection, the Shareholders acknowledge that the Exchange Shares will be subject to certain restrictions on transfer set forth in Section 11.19 of this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF PHONESOFT AND JOHN WIRFEL.

         Phonesoft and John Wirfel jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

         2.1   DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

               (a) PhoneSoft is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority:

                         (i) to conduct its business in the manner in which
its business is currently being conducted;

                         (ii) to own and use its assets in the manner in
which its assets are currently owned; and

                         (iii) to perform its obligations under all PhoneSoft
Contracts.

               (b) PhoneSoft has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "PhoneSoft."

               (c) PhoneSoft is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the State of California and such other jurisdictions where the failure to so qualify would not have a material adverse effect on its assets or business, except as stated in Part 2.1 of the Disclosure Schedule. PhoneSoft is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

               (d) Neither PhoneSoft nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of PhoneSoft or the winding up or cessation of PhoneSoft's business or affairs.

               (e) PhoneSoft has no subsidiaries, and PhoneSoft has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

                                        3.

         2.2   CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS

               (a) PhoneSoft has delivered or shall deliver prior to the Closing to Active Voice accurate and complete copies of:

                         (i) PhoneSoft's certificate of incorporation and
bylaws, including all amendments thereto; and

                         (ii) the minutes and other records of the meetings
and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors, and all committees of the board of directors of PhoneSoft.

There have been no meetings or other proceedings of the shareholders, the board of directors, or any committee of the board of directors of PhoneSoft that are not fully reflected in such minutes or other records.

               (b) There has not been any violation of any of the provisions of PhoneSoft's certificate of incorporation or bylaws or of any resolution adopted by PhoneSoft's shareholders, PhoneSoft's board of directors or any committee of PhoneSoft's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

               (c) The books of account, stock records, minute books and other records of PhoneSoft shall be accurate, up-to-date and complete in all material respects as of the date of Closing.

         2.3   CAPITALIZATION, ETC.

               (a) The authorized capital stock of PhoneSoft consists of:
10,000,000 shares of common stock having a par value of $.01 per share, of which 100,000 shares have been issued and are outstanding.

               (b) The Shareholders have, and Active Voice will acquire at the Closing, good and valid title to the PhoneSoft Shares free and clear of any Encumbrances. Of the PhoneSoft Shares:

                         (i) John Wirfel owns 100,000 shares, and holds a
fully vested option to purchase an additional 14,200 shares at $.05 per share;

                         (ii) John Cook owns zero shares, and holds a fully
vested option to purchase 17,238 shares at $.05 per share;

                         (iii) Danelle Proctor owns zero shares, and holds a
fully vested option to purchase 500 shares at $2.00 per share; and

                                        4.

                         (iv) Joseph Dohn (trustee) owns zero shares, and
holds a fully vested option to purchase 500 shares at $2.00 per share.

               (c) All of the PhoneSoft Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Shareholders have delivered or shall deliver prior to the Closing to Active Voice accurate and complete copies of the stock certificates evidencing the PhoneSoft Shares.

               (d) Except for the options described in Section 2.3(b), there is no:

                         (i) outstanding subscription, option, call, warrant
or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of PhoneSoft;

                         (ii) outstanding security, instrument or obligation
that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of PhoneSoft;

                         (iii) Contract under which PhoneSoft is or may
become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

                         (iv) condition or circumstance that may directly or
indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of PhoneSoft.

               (e) PhoneSoft has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

         2.4 FINANCIAL STATEMENTS. PhoneSoft has delivered to Active Voice the unaudited balance sheet of PhoneSoft as of December 31, 1999 (the "1999 Balance Sheet"). Except as disclosed in Part 2.4 of the Disclosure Schedule, the 1999 Balance Sheet fairly presents the financial condition of Phonesoft as of the date thereof.

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1999:

               (a) there has not been any adverse change in PhoneSoft's business, condition, assets, liabilities, operations, financial performance or net income (or in any aspect or portion thereof), and no event has occurred that might have an adverse effect on PhoneSoft's business, condition, assets, liabilities, operations, financial performance or net income except for general events or developments occurring in the economy or Phonesoft's industry, including without limitation, any announcements or actions taken by Phonesoft competitors;

               (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of PhoneSoft's assets (whether or not covered by insurance);

                                        5.

               (c) PhoneSoft has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

               (d) PhoneSoft has not sold or otherwise issued any shares of capital stock or any other securities;

               (e) PhoneSoft has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition
Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (f) PhoneSoft has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by PhoneSoft in the Ordinary Course of Business;

               (g) PhoneSoft has not leased or licensed any asset from any other Person;

               (h) PhoneSoft has not made any capital expenditure;

               (i) PhoneSoft has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by PhoneSoft in the Ordinary Course of Business;

               (j) PhoneSoft has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

               (k) PhoneSoft has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

               (l) PhoneSoft has not made any loan or advance to any other
Person;

               (m) PhoneSoft has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

               (n) PhoneSoft has not entered into, and neither PhoneSoft nor any of the assets owned or used by PhoneSoft has become bound by, any Contract that is not in the Ordinary Course of Business;

               (o) no Contract by which PhoneSoft or any of the assets owned or used by PhoneSoft is or was bound, or under which PhoneSoft has or had any rights or interest, has been amended or terminated;

               (p) PhoneSoft has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by PhoneSoft in the Ordinary Course of Business;

                                        6.

               (q) PhoneSoft has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that
(i) are reflected as current liabilities in the "liabilities" column of the 1999 Balance Sheet or have been incurred by PhoneSoft since December 31, 1999 in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

               (r) PhoneSoft has not forgiven any debt or otherwise released or waived any right or claim;

               (s) PhoneSoft has not changed any of its methods of accounting or accounting practices in any respect;

               (t) PhoneSoft has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

               (u) PhoneSoft has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses "(c)" through "(t)" above.

         2.6   TITLE TO ASSETS

               (a) PhoneSoft owns, and has good, valid and marketable title to all assets reflected on the 1999 Balance Sheet or otherwise described in this Agreement. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by PhoneSoft free and clear of any Encumbrances.

               (b) Part 2.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to PhoneSoft.

         2.7 BANK ACCOUNTS. PhoneSoft has disclosed to Active Voice, with respect to each account maintained by or for the benefit of PhoneSoft at any bank or other financial institution:

               (a) the name and location of the institution at which such account is maintained;

               (b) the name in which such account is maintained and the account number of such account;

               (c) a description of such account and the purpose for which such account is used;

               (d) the current balance in such account;

               (e) the rate of interest being earned on the funds in such account; and

               (f) the names of all individuals authorized to draw on or make withdrawals from such account.

                                        7.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of PhoneSoft.

         2.8 RECEIVABLES. All accounts receivable, notes receivable and other receivables of PhoneSoft represent valid obligations of customers of PhoneSoft arising from bona fide transactions entered into in the Ordinary Course of Business.

         2.9   PROPRIETARY ASSETS.

               (a) Part 2.9(a)(1) of the Disclosure Schedule identifies and provides a brief description of all Proprietary Assets owned by PhoneSoft.
Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset that is owned by any other Person and that is licensed to or used by PhoneSoft (except for any Proprietary Asset that is licensed to PhoneSoft under any third party software license that (i) is generally available to the public, and (ii) imposes no future monetary obligation on PhoneSoft) and identifies the license agreement or other agreement under which such Proprietary Asset is being licensed to or used by PhoneSoft. PhoneSoft has good and valid title to all of the Proprietary Assets identified in Part 2.9(a)(1) of the Disclosure Schedule, free of any Encumbrances, and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all Proprietary Assets identified in Part 2.9(a)(2) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(3) of the Disclosure Schedule, PhoneSoft is not obligated to make any payment to any Person for the use or other exploitation of any Proprietary Asset. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, PhoneSoft is free to use, modify, copy, distribute, sell, license or otherwise exploit each of PhoneSoft Proprietary Assets on an exclusive basis (other than Proprietary Assets consisting of software licensed to PhoneSoft under third party licenses generally available to the public, with respect to which PhoneSoft's rights are not exclusive). Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or to the Knowledge of Phonesoft or John Wirfel is threatened which challenges the legality, validity, enforceability, use, or ownership of any Proprietary Asset, and PhoneSoft has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any Proprietary Asset.

               (b) PhoneSoft has taken all reasonably prudent measures and precautions necessary to protect and maintain the confidentiality, value and secrecy of all PhoneSoft Proprietary Assets (except PhoneSoft Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all PhoneSoft Proprietary Assets. Except as set forth on Part 2.9(b) of the Disclosure Schedule, other than Phonesoft's directors, officers and employees, PhoneSoft has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than PhoneSoft) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any PhoneSoft Proprietary Asset.

               (c) All patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by PhoneSoft are valid and subsisting. None of PhoneSoft Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. PhoneSoft is not infringing, misappropriating or making any unlawful use of,


                                       8.

and PhoneSoft has not at any time infringed, misappropriated or made any unlawful use of, or received any written notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the Knowledge of PhoneSoft and John Wirfel, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any PhoneSoft Proprietary Asset.

               (d) The Proprietary Assets identified in Part 2.9 of the Disclosure Schedule constitute all the Proprietary Assets necessary to enable PhoneSoft to conduct its business in the manner in which such business is being conducted. PhoneSoft has not licensed any PhoneSoft Proprietary Assets to any Person with any exclusive terms whatsoever. PhoneSoft has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any PhoneSoft Proprietary Assets or to transact business in any market or geographical area or with any Person.

               (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, PhoneSoft has not entered into and is not bound by any Contract under which any Person has the right to modify, distribute or license any Proprietary Asset. Except as set forth on Part 2.9(e) of the Disclosure Schedule, PhoneSoft has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Proprietary Asset. To the knowledge of Phonesoft or John Wirfel, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Proprietary Asset.

               (f) Reasonably promptly following the execution of this Agreement, but subject to the execution by Active Voice of an appropriate non-disclosure agreement, PhoneSoft shall deliver to Active Voice correct and complete copies of all Proprietary Assets (as amended to date) and shall make available to Active Voice correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

         2.10 CONTRACTS. PhoneSoft has delivered or shall deliver prior to the date of Closing to Active Voice accurate and complete copies of all material PhoneSoft Contracts, including all amendments thereto.

               (a) Each PhoneSoft Contract is valid and in full force and effect, and is enforceable by PhoneSoft in accordance with its terms.

               (b) Except as set forth in Part 2.10 of the Disclosure
Schedule:

                         (i) To the knowledge of Phonesoft or John Wirfel, no
Person has violated or breached, or declared or committed any default under, any PhoneSoft Contract;

                         (ii) To the knowledge of Phonesoft or John Wirfel,
no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any PhoneSoft Contract,


                                        9.

(B) give any Person the right to declare a default or exercise any remedy under any PhoneSoft Contract, (C) give any Person the right to accelerate the maturity or performance of any PhoneSoft Contract, or (D) give any Person the right to cancel, terminate or modify any PhoneSoft Contract;

                         (iii) Phonesoft has not received any written notice
or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any PhoneSoft Contract; and

                         (iv) PhoneSoft has not waived any of its rights
under any PhoneSoft Contract.

         2.11  LIABILITIES.  PhoneSoft has no Liabilities, except for:

               (a) liabilities identified as such in the "liabilities" column of the 1999 Balance Sheet;

               (b) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by PhoneSoft in the Ordinary Course of Business since December 31, 1999; and

               (c) PhoneSoft's obligations under the PhoneSoft Contracts to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts; PROVIDED that except as disclosed on Part 2.11(c) of the Disclosure Schedule, Phonesoft has no Liabilities with respect to sold products.

         2.12  COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in
Part 2.12 of the Disclosure Schedule:

               (a) PhoneSoft is in full compliance with the material provisions of each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, including without limitation to the withholding and payment of payroll taxes;

               (b) To the Knowledge of Phonesoft or John Wirfel, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by PhoneSoft of, or a failure on the part of PhoneSoft to comply with, any Legal Requirement; and

               (c) PhoneSoft has not received, at any time, any written notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of PhoneSoft to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

                                        10.

         2.13  TAX MATTERS

               (a) PhoneSoft is a Subchapter S corporation. Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by or with respect to PhoneSoft (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by or with respect to PhoneSoft has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

               (b) All Tax Returns required to be filed by or with respect to
PhoneSoft: (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on such Tax Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with such Tax Returns on or before the Closing Date, have been or will be paid. PhoneSoft has delivered to Active Voice accurate and complete copies of all Tax Returns filed since December 31, 1996.

               (c) PhoneSoft will distribute to its Shareholders, from its current cash reserves, only that amount of cash required to pay all Taxes for the period from December 31, 1998 through the Closing Date, and PhoneSoft will disclose the dollar amount of such distribution to Active Voice prior to the Closing Date.

               (d) PhoneSoft has delivered to Active Voice accurate and complete copies of all audit reports and similar documents (to which PhoneSoft has access) relating to PhoneSoft Tax Returns. No extension or waiver of the limitation period applicable to any of the PhoneSoft Tax Returns has been granted, and no such extension or waiver has been requested.

               (e) No claim or other Proceeding is pending or to the Knowledge of PhoneSoft or John Wirfel has been threatened against or with respect to any of the Companies in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by PhoneSoft or any Shareholder.

         2.14 BENEFIT PLANS. Except as set forth on Part 2.14 of the Disclosure Schedule, PhoneSoft has not ever established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan.

         2.15  RELATED PARTY TRANSACTIONS

               (a) Except for the unwritten lease of the premises located at 17136 Carranza Drive, San Diego, California, and owned by John Wirfel, no Related Party has, and no Related Party has at any time had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of any of the Companies. Said lease will remain in effect after the Closing at a rental not to exceed $1,800 per month until terminated by written notice of Active Voice.

               (b) No Related Party has any claim or right against PhoneSoft.


                                        11.

         2.16  PROCEEDINGS; ORDERS

               (a) There is no pending Proceeding, and to the Knowledge of Phonesoft or John Wirfel, no Person has threatened to commence any Proceeding:

                         (i) that involves PhoneSoft or that otherwise
relates to or might affect PhoneSoft's business or any of the assets owned or used by PhoneSoft (whether or not PhoneSoft is named as a party thereto); or

                         (ii) that challenges, or that may have the effect of
preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

               (b) To the Knowledge of Phonesoft or John Wirfel, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

               (c) There is no Order to which PhoneSoft, or any of the assets owned or used by PhoneSoft, is subject; and none of the Shareholders is subject to any Order that relates to PhoneSoft's business or to any of the assets owned or used by PhoneSoft.

         2.17 AUTHORITY; BINDING NATURE OF AGREEMENTS. PhoneSoft has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by PhoneSoft of this Agreement have been duly authorized by all necessary action on the part of PhoneSoft and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of PhoneSoft, enforceable against PhoneSoft in accordance with its terms.

         2.18 NON-CONTRAVENTION; CONSENTS. Except as set forth on Part 2.18 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of (i) any of the provisions of PhoneSoft's certificate of incorporation or bylaws, or (ii) any resolution adopted by PhoneSoft's shareholders, PhoneSoft's board of directors or any committee of PhoneSoft's board of directors;

               (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which PhoneSoft or any of the Shareholders, or any of the assets owned or used by PhoneSoft, is subject;

               (c) cause PhoneSoft, Active Voice or any affiliate of Active Voice to become subject to, or to become liable for the payment of, any Tax;

               (d) cause any of the assets owned or used by PhoneSoft to be reassessed or revalued by any taxing authority or other Governmental Body;


                                    12.

               (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any PhoneSoft Contract;

               (f) give any Person the right to (i) declare a default or exercise any remedy under any PhoneSoft Contract, (ii) accelerate the maturity or performance of any PhoneSoft Contract, or (iii) cancel, terminate or modify any PhoneSoft Contract;

               (g) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which any of the Shareholders is a party or by which any of the Shareholders is bound; or

               (h) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by PhoneSoft.

Except as set forth on Part 2.18 of the Disclosure Schedule, neither PhoneSoft nor any of the Shareholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

         2.19 BROKERS. Neither PhoneSoft nor any of the Shareholders has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         2.20  FULL DISCLOSURE

               (a) To the Knowledge of Phonesoft and John Wirfel, none of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

               (b) There is no fact within the Knowledge of PhoneSoft or John Wirfel (other than publicly known facts relating exclusively to political or economic matters of general applicability) that (i) may have an adverse effect on PhoneSoft's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of PhoneSoft or any of the Shareholders to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

               (c) PhoneSoft and John Wirfel have provided Active Voice and Active Voice's Representatives with full and complete access to all of PhoneSoft's records and other documents and data.

                                        13.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each of the Shareholders, severally and not jointly, represents and warrants, to and for the benefit of the Indemnitees, as follows:

         3.1   AUTHORITY; BINDING NATURE OF AGREEMENTS

               (a) The Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Shareholder's obligations under each of the Transactional Agreements to which such Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of the Shareholder who is a party thereto, and will be enforceable against such Shareholder in accordance with its terms.

               (b) The spouse of the Shareholder has the absolute and unrestricted right, power and capacity to execute and deliver and to perform his or her obligations under the Spousal Consents being executed by such spouse. Said Spousal Consent constitutes such spouse's legal, valid and binding obligations, enforceable against him or her in accordance with their terms.

               (c) The Agent has the unrestricted right, power, authority and capacity to act for and bind the Shareholder with respect to all matters relating to the Transactional Agreements and the Transactions.

         3.2   SHAREHOLDER

               (a) The Shareholder has the capacity and financial capability to comply with and perform all of such Shareholder's covenants and obligations under each of the Transactional Agreements to which such Shareholder is or may become a party.

               (b) The Shareholder is not subject to any Order that may have an adverse effect on such Shareholder's ability to comply with or perform any of such Shareholder's covenants or obligations under any of the Transactional Agreements.

               (c) There is no Proceeding pending, and to the Knowledge of the Shareholder, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of the Shareholder to comply with or perform any of such Shareholder's covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

         3.3   INVESTMENT REPRESENTATIONS.

               (a) The Shareholder has reviewed the publicly available information concerning Active Voice, including its most recent annual and quarterly reports, is aware of Active Voice's business affairs and financial condition and has acquired sufficient information

                                        14.

about Active Voice to reach an informed and knowledgeable decision to acquire the Exchange Shares. The Shareholder is acquiring the Exchange Shares for investment for such Shareholder's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933 (the "Act").

               (b) The Shareholder understands that the Exchange Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Shareholder's investment intent as expressed herein.

               (c) The Shareholder further acknowledges and understands that the Exchange Shares are subject to restrictions on transfer set forth in
Section 11.19, and that the Exchange Shares must be held indefinitely unless the Exchange Shares are subsequently registered under the Act or an exemption from such registration is available. The Shareholder further acknowledges and understands that Active Voice is under no obligation to register the Exchange Shares. The Shareholder understands that the certificate evidencing the Exchange Shares will be imprinted with a legend which prohibits the transfer of the Exchange Shares unless the Exchange Shares is registered or such registration is not required in the opinion of counsel for Active Voice.

               (d) The Shareholder has either (i) a preexisting personal or business relationship with Active Voice or any of its officers, directors or controlling persons, or (ii) the capacity to protect his or her own interests in connection with the acquisition of the Exchange Shares by virtue of his or her own business or financial expertise or of a professional advisor to such Shareholder who is unaffiliated with and who is not compensated by Active Voice or any of its affiliates, directly or indirectly.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Active Voice represents and warrants, to and for the benefit of the Shareholders, as follows:

         4.1 ACQUISITION OF PHONESOFT SHARES. Active Voice is not acquiring the PhoneSoft Shares with the current intention of making a public distribution thereof.

         4.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Upon the adoption of appropriate resolutions by Active Voice's board of directors:

               (a) Active Voice will have the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement;

               (b) the execution, delivery and performance of this Agreement by Active Voice will have been duly authorized by all necessary action on the part of Active Voice and its board of directors; and

               (c) this Agreement will constitute the legal, valid and binding obligation of Active Voice, enforceable against Active Voice in accordance with its terms.

                                        15.

         4.3   ACTIVE VOICE SHARES.

               (a) Active Voice has a duly authorized capital of comprised of 10,000,000 shares of common stock, of which approximately 5,059,780 shares were issued and outstanding on January 18, 2000, and 2,000,000 shares of "blank check" preferred stock, none of which are issued or outstanding. All of its presently outstanding shares of common stock are validly issued, fully paid and non-assessable.

               (b) The Exchange Shares will be duly authorized and validly issued and fully paid and non-assessable shares of the common stock of Active Voice, and no Active Voice shareholder has an preemptive right of subscription or purchase in respect thereof. Subject to the truthfulness of the Shareholders' representations in Sections 3.2 and 3.3, the Exchange Shares will be issued in compliance with all federal and state securities laws applicable to the issuance of the Exchange Shares.

SECTION 5. PRE-CLOSING COVENANTS OF PHONESOFT AND SHAREHOLDERS

         5.1 ACCESS AND INVESTIGATION. PhoneSoft and the Shareholders shall ensure that, at all times during the Pre-Closing Period:

               (a) PhoneSoft and its Representatives provide Active Voice and its Representatives with free and complete access to PhoneSoft's
Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Companies;

               (b) PhoneSoft and its Representatives provide Active Voice and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Companies as Active Voice may request in good faith; and

               (c) PhoneSoft and its Representatives compile and provide Active Voice and its Representations with such additional financial, operating and other data and information regarding the Companies as Active Voice may request in good faith.

         5.2 CONDUCT OF BUSINESS. Except as contemplated by this Agreement and except as may be necessary to carry out the transactions contemplated herein, PhoneSoft and the Seller Shareholders shall not, without Active Voice's consent:

               (a) permit the adoption of any amendment to the Company's certificate of incorporation or bylaws;

               (b) permit the Company to issue any capital stock;

               (c) permit the Company to merge or combine with any unaffiliated entity;

               (d) permit the Company to pay any dividends to its shareholders;

                                        16.

               (e) permit the Company to enter into any material transaction outside the Ordinary Course of Business; or

               (f) cause the Company to conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

               PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in this Section 5.2 or elsewhere in this Agreement: (i) PhoneSoft shall be permitted to distribute cash from current reserves in respect of Taxes in accordance with Section 2.13(c); and (ii) PhoneSoft shall be permitted to issue stock upon the exercise of options in accordance with
Section 7.10.

         5.3 NO NEGOTIATION. PhoneSoft and the Shareholders shall ensure that, during the Pre-Closing Period, neither PhoneSoft nor any of PhoneSoft's Representatives directly or indirectly:

               (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Active Voice) relating to any Acquisition Transaction;

               (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Active Voice) relating to any Acquisition Proposal; or

               (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Active Voice) relating to any Acquisition Transaction.

         5.4 BEST EFFORTS. During the Pre-Closing Period, PhoneSoft and the Shareholders shall use their Best Efforts to cause the conditions set forth in Sections 7 and 8 to be satisfied on a timely basis

         5.5 CONFIDENTIALITY. PhoneSoft and the Shareholders shall ensure that, during the Pre-Closing Period:

               (a) PhoneSoft and its Representatives keep strictly confidential the existence and terms of this Agreement;

               (b) neither PhoneSoft nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of PhoneSoft's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that PhoneSoft is required by law to make any such disclosure regarding the Transactions; and

               (c) if PhoneSoft is required by law to make any disclosure regarding the Transactions, PhoneSoft advises Active Voice, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

                                        17.

SECTION 6. PRE-CLOSING COVENANTS OF ACTIVE VOICE

         6.1 BEST EFFORTS. During the Pre-Closing Period, Active Voice shall use its Best Efforts to cause the condition set forth in Section 8 to be satisfied.

SECTION 7. CONDITIONS PRECEDENT TO ACTIVE VOICE'S OBLIGATION TO CLOSE

         Active Voice's obligation to purchase the PhoneSoft Shares and to take the other actions required to be taken by Active Voice at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Active Voice, in whole or in part, in accordance with Section 11.13):

         7.1 SATISFACTORY COMPLETION OF PRE-ACQUISITION REVIEW. Active Voice shall have satisfactorily completed its pre-acquisition investigation and review of PhoneSoft's business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review.

         7.2 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by PhoneSoft and the Shareholders in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time, without giving effect to any update to the Disclosure Schedule.

         7.3 PERFORMANCE OF OBLIGATIONS. All of the covenants and obligations that PhoneSoft and the Shareholders are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

         7.4 APPROVAL OF ACTIVE VOICE'S BOARD OF DIRECTORS. Active Voice's board of directors shall have ratified the execution of this Agreement by Active Voice and shall have approved the consummation of the Transactions.

         7.5 NO ADVERSE CHANGE. There shall have been no adverse change in PhoneSoft's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since the date of this Agreement.

         7.6 ADDITIONAL DOCUMENTS. Active Voice shall have received the following documents:

               (a) an opinion letter from Best Best Krieger LLP, dated the Closing Date, reasonably satisfactory to counsel for Active Voice and which addresses the matters set forth in EXHIBIT E;

               (b) such other documents as Active Voice may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by PhoneSoft or any of the Shareholders, (ii) evidencing the compliance by PhoneSoft or any of the Shareholders with, or the performance by PhoneSoft or any of the Shareholders of, any covenant or obligation

                                        18.

set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

         7.7 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against Active Voice, or against any Person affiliated with Active Voice, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or
(b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

         7.8 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of PhoneSoft, or (b) may be entitled to all or any portion of the Exchange Shares.

         7.9 NO PROHIBITION. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Active Voice or any Person affiliated with Active Voice to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

         7.10 EXERCISE OF OPTIONS. Each of the Shareholders shall have exercised the options described in Section 2.3(b) and all of the PhoneSoft Shares shall have been issued and shall be fully paid and non-assessable.

SECTION 8.  CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATION TO CLOSE

         The Shareholders' obligation to sell the PhoneSoft Shares and to take the other actions required to be taken by the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Agent, in whole or in part, in accordance with Section 11.13):

         8.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by Active Voice in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

         8.2 PURCHASER'S PERFORMANCE. All of the covenants and obligations that Active Voice is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

         8.3 NO INJUNCTION. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the PhoneSoft Shares by the Shareholders to Active Voice.

                                     19.

SECTION 9.  TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

             (a) by Active Voice if (i) there is a material Breach of any covenant or obligation of PhoneSoft or any of the Shareholders, or (ii) Active Voice reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of Active Voice comply with or perform its covenants and obligations under this Agreement);

             (b) by the Agent if (i) there is a material Breach of any covenant or obligation of Active Voice, or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible or impractical (other than as a result of any failure on the part of PhoneSoft or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement);

             (c) by Active Voice at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

             (d) by the Agent at or after the Scheduled Closing Time if any condition set forth in Section 8 has not been satisfied by the Scheduled Closing Time;

             (e) by Active Voice if the Closing has not taken place on or before June 1, 2000 (other than as a result of any failure on the part of Active Voice to comply with or perform its covenants and obligations under this Agreement);

             (f) by the Agent if the Closing has not taken place on or before June 1, 2000 (other than as a result of the failure on the part of PhoneSoft or any of the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement); or

             (g) by the mutual consent of Active Voice and the Agent.

         9.2 TERMINATION PROCEDURES. If Active Voice wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(e), Active Voice shall deliver to the Agent a written notice stating that Active Voice is terminating this Agreement and setting forth a brief description of the basis on which Active Voice is terminating this Agreement. If the Agent wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(f), the Agent shall deliver to Active Voice a written notice stating that the Agent is terminating this Agreement and setting forth a brief description of the basis on which the Agent is terminating this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that:

             (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement;

                                     20.

             (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and

             (c) PhoneSoft and the Shareholders shall, in all events, remain bound by and continue to be subject to Section 5.5.

         9.4 NONEXCLUSIVITY OF TERMINATION RIGHTS. The termination rights provided in Section 9.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to
Section 9.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 10.  INDEMNIFICATION AND RELATED MATTERS

         10.1  SURVIVAL OF REPRESENTATIONS, ETC.

               (a) The representations and warranties made by PhoneSoft and the Shareholders (including the representations and warranties set forth in Sections 2 and 3) shall survive the Closing and shall expire on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

               (b) With the exception of Section 4.3, all representations and warranties made by Active Voice shall terminate and expire as of the Closing Date, and any liability of Active Voice with respect to such representations and warranties shall thereupon cease. The representations of Active Voice set forth in Section 4.3 shall survive the Closing and shall expire on the date which is eighteen (18) months following the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to such date any Shareholder (acting in good faith) delivers to Active Voice a written notice alleging the existence of an inaccuracy in or a breach of Section 4.3 (and setting forth in reasonable detail the basis for such Shareholder's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

               (c) The representations, warranties, covenants and obligations of PhoneSoft and the Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

               (d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule

                                     21.

shall be deemed to be a representation and warranty made by PhoneSoft and the Shareholders in this Agreement.

         10.2 INDEMNIFICATION BY SHAREHOLDERS. From and after the Closing Date (but subject to Section 10.4 and the other limitations set forth in this Section
10), the Shareholders (the "Indemnitors"), severally (and not jointly) and in proportion to their shareholdings as described in Section 1.2, shall hold harmless and indemnify each of the Indemnitees from and against any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (a) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or Section 3 (as modified by the Disclosure Schedule, but without giving effect to any update to the Disclosure Schedule (other than an update provided in accordance with the last sentence of this Section 10.2) delivered by PhoneSoft to Active Voice after the date of this Agreement and prior to the Closing); (b) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or Section 3 (as modified by the Disclosure Schedule) as if such representation and warranty had been made on and as of the Closing Date (giving effect to any update to the Disclosure Schedule delivered by PhoneSoft to Active Voice prior to the Closing to the extent that Active Voice would be entitled to terminate this Agreement as a result of such update); (c) any breach of any covenant or obligation of PhoneSoft; or (d) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(a)," "(b)" or "(c)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10); PROVIDED, HOWEVER, that, except as set forth in
Section 10.4 with respect to claims based upon fraud, the aggregate amount for which the Indemnitors are required to indemnify the Indemnitees pursuant to this
Section 10.2 will not exceed the value of the Holdback Shares. For purposes of this Section 10.2 only, any update to the Disclosure Schedule delivered by PhoneSoft to Active Voice on or before February 2, 2000, shall be deemed to be part of the Disclosure Schedule dated as of and delivered to Active Voice on the date of this Agreement; PROVIDED, that such update (i) corrects errors or omissions that are immaterial but would otherwise cause a representation or warranty to be inaccurate or (ii) discloses items of which neither PhoneSoft nor the Shareholders had knowledge as of the date of this Agreement and which are not the result of any act or omission of a Shareholder or PhoneSoft following the execution of this Agreement.

         10.3 SETOFF. In the event any Shareholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 10, Active Voice shall be entitled to satisfy such liability by reducing the number of Holdback Shares otherwise deliverable to such Shareholder pursuant to Section
1.2 by that number of shares determined by dividing (a) the aggregate dollar amount of such liability BY (b) the average of the closing sale prices of a share of Active Voice Common Stock as reported on Nasdaq for each of the ten consecutive trading days immediately preceding the Closing Date, as adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Active Voice between the Closing Date and the date such liability is satisfied.

         10.4 EXCLUSIVE REMEDY. With the exception of claims based upon fraud, from and after the Closing, recourse to setoff against the Holdback Shares in accordance with Section 10.3 shall be the sole and exclusive remedy of Active Voice and the other Indemnitees for monetary

                                     22.

damages for any inaccuracy in or breach of any representation or warranty contained in this Agreement.

         10.5 NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees that such Shareholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against PhoneSoft in connection with any indemnification obligation or any other Liability to which such Shareholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

         10.6 INTEREST. Any party that is required to indemnify any other Person pursuant to this Section 10 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

         10.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against PhoneSoft, against any other Indemnitee or against any other Person) with respect to which any of the Shareholders may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 10, Active Voice shall have the right, at its election, to tender the defense of such claim or Proceeding to the Agent at the sole expense of the Shareholders. If Active Voice so elects to tender the defense and Agent assumes the defense of any such claim or Proceeding:

              (a) the Agent shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to Active Voice;

              (b) Active Voice shall make available to the Agent any non-privileged documents and materials in the possession of Active Voice that may be necessary to the defense of such claim or Proceeding;

              (c) the Agent shall keep Active Voice informed of all material developments and events relating to such claim or Proceeding;

              (d) Active Voice shall have the right to participate in the defense of such claim or Proceeding;

              (e) the Agent shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of Active Voice; and

              (f) Active Voice may at any time (notwithstanding the prior designation of the Agent to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

                                     23.

If Active Voice does not elect to designate the Agent to assume the defense of any such claim or Proceeding, Active Voice may proceed with the defense of such claim or Proceeding on its own. If Active Voice so proceeds with the defense of any such claim or Proceeding on its own:

                  (i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Active Voice) shall be borne and paid exclusively by Active Voice, subject to Active Voice's right to indemnification pursuant to Section 10.2;

                  (ii) the Shareholders shall make available to Active Voice any documents and materials in the possession or control of any of the Shareholders that may be necessary to the defense of such claim or Proceeding;

                  (iii) Active Voice shall keep the Agent informed of all material developments and events relating to such claim or Proceeding; and

                  (iv) Active Voice shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Agent; PROVIDED, HOWEVER, that the Agent shall not unreasonably withhold such consent.

         10.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PURCHASER. No Indemnitee (other than Active Voice or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Active Voice (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 11.  MISCELLANEOUS PROVISIONS

         11.1 SHAREHOLDERS' AGENT

              (a) The Shareholders hereby irrevocably nominate, constitute and appoint John Wirfel as the agent and true and lawful attorney-in-fact of the Shareholders (the "Agent"), with full power of substitution, to act in the name, place and stead of the Shareholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions. John Wirfel hereby accepts his appointment as Agent.

              (b) The Shareholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Shareholders (in the name of any or all of the Shareholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the General Release referred to in Section 1.3(b)(vii), the Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in any of the Transactional
Agreements:

                  (i) Active Voice shall be entitled to deal exclusively with the Agent on all matters relating to the respective Transactional Agreements and the respective

                                     24.

Transactions (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Shareholder); and

                  (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Agent, as fully binding upon such Shareholder.

              (c) The Shareholders recognize and intend that the power of attorney granted in Section 11.1(a):

                  (i)   is coupled with an interest and is irrevocable;

                  (ii)  may be delegated by the Agent; and

                  (iii) shall survive the death or incapacity of each of the Shareholders.

              (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or cabled by a Shareholder or to have been signed and presented by a Shareholder.

              (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Shareholders shall, within ten days after such death or disability, appoint a successor to the Agent and immediately thereafter notify Active Voice of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Shareholders.

              (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Shareholders.

         11.2 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         11.3 FEES AND EXPENSES

              (a) Without limiting the generality of anything contained in
Section 11.3(b), the Shareholders shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Best Best Krieger
LLP) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of PhoneSoft or any of the Shareholders in connection with:

                  (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                                     25.

                  (ii)  the investigation and review conducted by Active
Voice and its Representatives with respect to PhoneSoft's business (and the furnishing of information to Active Voice and its Representatives in connection with such investigation and review);

                  (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

                  (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                  (v)   the consummation and performance of the Transactions.

NOTWITHSTANDING THE FOREGOING, PHONESOFT SHALL BEAR AND PAY THE FEES AND EXPENSES OF BEST BEST KRIEGER LLP UP THROUGH AND INCLUDING THE CLOSING, NOT TO EXCEED $25,000.

              (b) Subject to the provisions of Section 10 (including the indemnification and other obligations of the Shareholders thereunder), Active Voice shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward LLP) that have been incurred or that are in the future incurred by or on behalf of Active Voice in connection with:

                  (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                  (ii) the investigation and review conducted by Active Voice and its Representatives with respect to PhoneSoft's business;

                  (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

                  (iv)  the consummation and performance of the Transactions.

         11.4 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                                     26.

         11.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

                  if to PhoneSoft:                PhoneSoft Corporation
                                                  17136 Caranza Dr.
                                                  San Diego, CA  92127
                                                  Attention:  John Wirfel
                                                  Facsimile:  858-618-1999

                  if to any of the Shareholders:
                                                  17136 Caranza Dr.
                                                  San Diego, CA  92127
                                                  Attention:  John Wirfel
                                                  Facsimile:  858-618-1999

                  if to the Agent:                John Wirfel as Agent of the
                                                  17136 Caranza Dr.
                                                  San Diego, CA  92127
                                                  Attention:  John Wirfel
                                                  Facsimile:  858-618-1999

                  WITH A COPY TO:                 George M. Reyes, Esq.
                                                  Best Best & Krieger LLP
                                                  3750 University Avenue
                                                  Riverside, CA  92501
                                                  Facsimile:  (909) 686-3083

                  if to Active Voice:             Active Voice Corporation
                                                  2901 Third Avenue, Suite 500
                                                  Seattle, WA 98121-1049
                                                  Attention:  President and
                                                              General Counsel
                                                  Facsimile: (206) 505-0145

                  WITH A COPY TO:                 Christopher W. Wright, Esq.
                                                  Cooley Godward LLP
                                                  5200 Carillon Point
                                                  Kirkland, WA  98033-7356
                                                  Facsimile:  (425) 893-7777

                                     27.

         11.6 PUBLICITY. Without limiting the generality of anything contained in Section 5.5, on and at all times after the Closing Date:

               (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of any of the Shareholders, and the Shareholders shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and

               (b) each Shareholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Shareholder's possession that relates directly or indirectly to the business of PhoneSoft, Active Voice or any affiliate of Active Voice.

         11.7  TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         11.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         11.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         11.10 GOVERNING LAW; VENUE

               (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Washington (without giving effect to principles of conflicts of laws).

               (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of King, Washington. Each party to this Agreement:

                         (i) expressly and irrevocably consents and submits
to the jurisdiction of each state and federal court located in the County of King, Washington (and each appellate court located in the State of Washington) in connection with any such legal proceeding;

                         (ii) agrees that each state and federal court
located in the County of King, Washington shall be deemed to be a convenient forum; and

                         (iii) agrees not to assert (by way of motion, as a
defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of King, Washington, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

                                        28.

               (c) Each Shareholder agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such Shareholder in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

               (d) Nothing contained in Section 11.10(b) or 11.10(c) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise proceed against PhoneSoft or any of the Shareholders in any other forum or jurisdiction.

               (e) The Shareholders irrevocably constitute and appoint the Agent as their agent to receive service of process in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

               (f) The Shareholders irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

         11.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon:
PhoneSoft and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and Active Voice and its successors and assigns (if any). This Agreement shall inure to the benefit of:
PhoneSoft; the Shareholders; Active Voice; the other Indemnitees (subject to
Section 10.10); and the respective successors and assigns (if any) of the foregoing. Active Voice may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         11.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each Shareholder agrees that:

               (a) in the event of any Breach or threatened Breach by such Shareholder of any covenant, obligation or other provision set forth in this Agreement, Active Voice shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

               (b) neither Active Voice nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

         11.13 WAIVER

               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right,

                                        29.

privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         11.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Active Voice and the Agent.

         11.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         11.16 PARTIES IN INTEREST. Except for the provisions of Section 10 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

         11.17 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

         11.18 CONSTRUCTION

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                        30.

         11.19 RESTRICTIONS ON TRANSFER

               (a) Each Shareholder agrees that, from the Closing Date to the Holdback Termination Date, such Shareholder shall not sell, transfer or otherwise dispose of, or reduce each such Shareholder's interest in or risk relating to any of the Exchange Shares. Notwithstanding the foregoing, each of the Shareholder's shall have the right to borrow against the value of the Exchange Shares. Notwithstanding the foregoing, each of the Shareholders shall be entitled to borrow against the value of the Exchange Shares, provided that neither Active Voice nor its transfer agent shall be obligated to honor any transfer of the ownership of the Exchange Shares that does not comply with Section 11.19(b).

               (b) Each Shareholder agrees that such Shareholder shall not effect any sale, transfer or other disposition of any of the Exchange Shares unless:

                         (i) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Act;

                         (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Act, as evidenced by a broker's letter and a representation letter executed by such Shareholder (satisfactory in form and content to Active Voice) stating that such requirements have been met;

                         (iii) counsel reasonably satisfactory to Active Voice shall have advised Active Voice in a written opinion letter (satisfactory in form and content to Active Voice), upon which Active Voice may rely, that such sale, transfer or other disposition will be exempt from the registration requirements of the Securities Act; or

                         (iv) an authorized representative of the SEC shall have rendered written advice to each Shareholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to Active Voice.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                        31.

         The parties hereto have caused this Agreement to be executed and delivered as of January 28, 2000.

"PURCHASER":               ACTIVE VOICE CORPORATION,
                           a Washington corporation


                           By:    /s/ Frank J. Costa
                              -----------------------------------------------
                                  Frank J. Costa
                                  President and Chief Executive Officer



"PHONESOFT":               PHONESOFT INC.,
                           a California corporation


                           By:    /s/ John Wirfel
                              -----------------------------------------------
                                  John Wirfel
                                  President and Chief Executive Officer


"SHAREHOLDERS":


                           /s/ John Wirfel
                           --------------------------------------------------
                           JOHN WIRFEL


                           /s/ John Cook
                           --------------------------------------------------
                           JOHN COOK


                           /s/ Danelle Proctor
                           --------------------------------------------------
                           DANELLE PROCTOR


                           /s/ Joseph Dohn
                           --------------------------------------------------
                           JOSEPH DOHN, AS TRUSTEE OF THE
                           JOSEPH B. DOHN TRUST DATED JUNE 28, 1996



                                    32.